Exhibit 10.5

PROPERTY MANAGEMENT AGREEMENT

Claremont Medical Plaza – 1601 Monte Vista Avenue, Claremont, California

This Property Management Agreement ("Agreement") is made as of January 16, 2013 ("Effective Date"), between StoneCreek Investment Corporation, a California corporation dba StoneCreek Company ("Manager") and CHP Claremont CA Owner, LLC, a Delaware limited liability company ("Owner").

Recitals

Owner owns Claremont Medical Plaza, located at 1601 Monte Vista Ave., Claremont, CA 91711, a 48,984 +/- square foot medical office building (such building, together with the land upon which the building is located, being sometimes referred to herein as the “Property”, the “Real Property”, or the “Facility”). Such building is also sometimes referred to herein as the “Improvements”. Owner desires to hire Manager to manage the Property in accordance with the terms and conditions hereof.

Now therefore, the parties, for and in consideration of the promises and mutual covenants, representations and warranties set forth in this Agreement, agree as follows:

1.          Appointment.  Owner hires Manager as the property manager for the Property, and Manager accepts such appointment as manager and agrees to perform such services, all pursuant to the terms and conditions of this Agreement.

2.         Manager Duties.

2.1        General.  Manager, through Manager's designated employees and agents, shall generally perform the services of a property manager in accordance with this Agreement and as determined and directed from time to time by Owner and otherwise in the scope and quality generally comparable with the services performed by professional medical office building managers in the Claremont area. Manager shall at all times conform to policies and programs established and approved by Owner. Manager shall be subject to the direction of Owner as agreed to at a meeting or in writing from Owner, which writing may be by email transmission. Manager shall keep Owner informed as to all matters of concern to the Property, including, but not limited to, those specific duties of Manager set forth herein.

2.2        Specific Duties.  Without limiting the above, Manager's duties shall include the following plus such other duties requested by Owner from time to time:

2.2.1     Maintenance.  Manager shall periodically inspect the Property to advise Owner of any maintenance and repairs that are necessary, and upon Owner's direction, Manager shall supervise such maintenance and repair. Manager shall submit for bid and negotiate contracts for periodic maintenance services, and shall direct and supervise the performance of such services.

2.2.2    Construction.  Manager shall manage installation of tenant improvements and the maintenance and repair of the Property (including major construction, rehabilitation and betterments) and repair or replace improvements due to wear, tear and casualty, including without limitation:

(1) selection and supervision of design and engineering consultants;

(2) supervision of tenant improvement design and construction;

(3) supervision of capital improvements;

(4) the inspection of the progress of repairs and maintenance, and supervision of the verification of the materials and labor being expended;

(5) obtaining the necessary receipts, releases, waivers, discharges and assurances to keep the Property free from mechanics' and materialmen's liens and other claims; and posting and recording notices of non-responsibility in connection with construction performed by tenants;

(6) requiring that all contractors and subcontractors performing work on the Property maintain insurance as specified by Owner from time to time; and

(7) obtaining and maintaining all governmental permits and approvals necessary for use, operation and maintenance of the Property (provided that no permit or approval creating a burden or obligation on the Owner will be enforceable without Owner's signature); and obtaining temporary and permanent certificates of occupancy for Property tenant improvements.

2.2.3    Marketing and Leasing.  Subject to Owner's direction and prior approval, Manager shall retain broker(s) to market and lease space in the Property. Manager shall negotiate leases, subject to Owner’s approved leasing guidelines, rates and assumptions, and further subject to Owner’s final approval of all leases. Owner is required to execute all leases. Unless otherwise agreed to by Owner, Manager shall not act as a broker to conduct the above and shall not be paid any fees or commissions except as specified in Section 4.3.

2.2.4    Tenant Relations.  Manager shall supervise the moving in and out of tenants. Manager shall interface with tenants in an effort to maintain good tenant relations between tenants and Owner, and shall handle all tenant requests and complaints. Manager will assist Owner in the collection of delinquent rents and eviction efforts if necessary, including the serving of three day notices and the like, and appearance at trial if necessary in any Owner-tenant litigation.

2.2.5    Budget and Accounting.  Manager, with Owner’s prior approval and direction as to the account(s) and financial institution, shall set up a bank account in Owner’s name, with Manager having signatory authority (“Account”). Owner currently designates Regions Bank, N.A. as the financial institution for the Property Accounts. Manager shall deposit all Property rent and receipts of any type or source into the Account. Manager shall prepare periodic operating budgets for the Property for Owner's review and approval at such times as are required by Owner and as more particularly set forth herein (“Budget”). The Budget for each next succeeding calendar year shall be prepared by Manager and submitted to Owner for approval no later than November 1 of each calendar year. Manager shall pay directly from the Account any and all expenditures only pursuant to the Budget (including Section 4 fees and expenses payable to Manager), provided that Manager may exceed any specific line item in the Budget by up to 10% in the event of any reasonably determined emergency threatening imminent danger to person or property; provide that Manager shall provide Owner with an accounting thereof as soon as practical after such emergency. Manager shall prepare and deliver quarterly and annual (and at such other times as requested by Owner) accounting reports on a cash basis along with a comparison to Budget. In addition, Manager shall timely comply with Section 3 below concerning the accounting and bookkeeping relating to the Property.

2.2.6    Special Projects and Services.  Manager shall conduct any special assignments as requested by Owner and not customarily within the scope of daily property management functions, subject to an approved budget for such services. Examples of such services are property tax appeals; accounting, audit, and tax compliance; and market, financial, and Property disposition analysis.

2.2.7    Competition.  Owner understands that Manager manages or intends to manage other properties in the vicinity of the Property; notwithstanding the foregoing, Manager shall in no event take any action, or omit to take any action (with respect to any existing tenants in the Property) within a three (3) mile radius in any direction from the Property that would be detrimental to Owner, specifically, soliciting tenants from the Property to move into any other building managed by Manager, or owned by an affiliate of Manager or Manager’s principals.

2.2.8    Insurance.  Upon the written request of Owner, Manager shall procure and maintain (or Owner shall procure and maintain as further described herein) upon commencement of manager’s services under this Agreement, as an expense of the Owner (“Operating Expense”) and with the prior approval of Owner, all insurance policies and requirements as provided in Exhibit “A” to this Agreement. The carrier, total insurable values, and the various coverage limits of each policy of insurance must be acceptable to Owner in its commercially reasonable discretion. Manager shall be designated as a named insured under each insurance policy procured by Manager. Such policies shall name Owner as an additional insured on liability policies and a named insured and loss payee under Property coverages. All deductibles, legal settlements and any other costs related to claims under the insurance policies required herein shall be Operating Expenses. Upon thirty (30) days prior written notice to Manager, or immediately upon Manager’s failure to procure the required insurance in accordance with this Agreement, Owner may elect, in its sole discretion, to procure and maintain as an Operating Expense, any of the insurance policies required and set forth under Exhibit “A”, except for Manager’s Workers’ Compensation and Employer’s Liability insurance policies. In the event Owner elects to procure directly any of the required insurance policies, then Owner shall be the named insured under each policy and Manager shall be included as a named insured or additional insured as appropriate in Owner’s sole discretion. Notwithstanding the foregoing, (i) the parties acknowledge and agree that except as provided in subsection (ii) below, Owner has procured the insurance coverage required by Owner for the Property as of the Effective Date, and Owner shall provide written notice to Manager directing Manager to obtain any required insurance coverage as described herein at such time as Owner deems necessary, and (ii) on the Effective Date, Manager shall provide Owner with a certificate of insurance or policy evidencing Manager’s Workmen’s Compensation, Employer’s Liability and the General Liability insurance required under Section 2 of Exhibit “A”, which General Liability insurance shall designate Owner as an additional insured thereunder as of the Effective Date.

2.3        Independent Contractor.  Manager is acting hereunder as an independent contractor. Subject to the terms and conditions of this Agreement, and within reasonable limits and subject to the needs of tenants and third parties doing business in and on the Property, Manager shall determine when and how to perform Manager's services hereunder. Manager may delegate any duties hereunder to Manager's employees or agents. All payroll and related expenses for Manager's employees concerning the Property shall be incurred by Owner, as described in the Budget. Manager, at Manager's expense, shall provide all office facilities necessary to perform Manager's duties hereunder.

2.4        Indemnification.  Manager indemnifies, defends, protects and holds harmless Owner from any claim, loss, cost, penalty or expense incurred as a result of the violation of law by, or the negligence or willful misconduct of, Manager or Manager's employees and agents. Owner indemnifies, defends, protects and holds harmless Manager from any claim, loss, cost, penalty or expense incurred as a result of: (1) the violation of law by, or the negligence or willful misconduct of, Owner or Owner’s employees, contractors and agents; (2) the ownership or operation of the Property, except as a result of Manager’s default under this Agreement or the negligence or willful misconduct of Manager or its employees and agents.

3.	Books, Records And Statements

3.1        Accounting Procedures.  Manager shall maintain, as an Operating Expense, an accounting management reporting system using MRI software in accordance with GAAP reporting format that will duly account for all transactions relating to the Property and for all matters contemplated by this Agreement. Manager shall use the MRI system designated by Owner. Owner shall provide Manager and its employees with such training on the use of the MRI software as is reasonably required. All accounting reports and other records shall be and remain the property of Owner; and Manager shall allow an authorized representative of Owner, with 48 hours’ notice, to examine such records and reports or any correspondence pertaining to transactions arising out of this Agreement. The accounting month shall be the calendar month. No disclosure of financial data concerning the Property shall be made by Manager to any other persons unless specifically authorized in writing by Owner.

3.2        Monthly Statements.  At its expense, Manager shall prepare and furnish to Owner on or before the 8th business day of each month (unless otherwise specified below) a written report of the operations of the Property (on an accrual basis) disclosing the results of the operations of the Property for the current month and prepared using the Owner’s standard chart of accounts and other standardized reporting forms and lists. To comply with the timing requirements for the monthly reports, Manager may close its books with respect to the reporting month no earlier than the 15th day of that month. Manager shall accrue through the end of the current month. Manager shall provide accounting information on or before the 8th business day of the reporting month in electronic format specified by Owner to enable maintenance of parallel accounting books on the Owner’s system. Each report shall include, without limitation the following:

—	Rent Roll which reconciles to the rental income per the statement of operation

—	Income Statement

—	Balance Sheet (trial balance sheet to be provided on or before the 5th business day of the reporting month in Excel format)

—

Budget Comparison to Actual, including Capital Expenditures, with Variance Explanations for any variance greater than plus or minus for commercial properties, (i) Ten Thousand Dollars ($10,000) and (ii) ten percent (10%) of any expense category line item in the Annual Budget

—	Re-Forecast Cash Flow through Year End – Quarterly (if applicable)

—	Check Register

—	Accounts Payable and Accrued Expenses schedules

—	Real Estate Tax and Insurance Schedules reconciling to the General Ledger

—	Aged Delinquency Reports reconciling to the General Ledger along with comments on balances greater than 90 days old and any significant balances

—	Security Deposit Listing reconciling to the General Ledger

—	Management Fee Calculation Schedule or any other payment made directly to the Manager

—	Listing of Capital Expenditures with the Amount spent in the current month and to date versus budget

—	Narrative on the performance of the Property and any significant activities including, but not limited to, litigation

—	Quarterly schedule supporting the components of miscellaneous income on the General ledger including how its generated

—	Yearly REIT checklist to be completed by manager to ensure that the income generated by the property adheres to REIT standards (if applicable)

—	Bank Reconciliations and Support

If requested by the Owner, Manager will, for an additional reasonable fee to be agreed upon by Manager and Owner prior to the work being performed, cooperate with and assist Owner’s firm of independent certified public accountants to prepare and certify statements of income and disbursements received and paid. The form and content of such reports shall be as specified by Owner.

3.3        Tax Returns.  Manager, at the request and expense of Owner, shall cooperate with and assist a firm of independent accountants to provide the information necessary to prepare Owner’s federal and state income tax returns for the Project.

3.4        Other Reports/Questionnaire.  Owner may make reasonable requests from time to time for special reports regarding the Project (e.g., market studies, rental surveys, etc.). Such reports shall be promptly prepared and submitted by Manager without additional charges to Owner unless the efforts expended therefore are materially outside the scope of this Agreement as reasonably determined by Owner and Manager, or in the event Manager incurs actual, out-of-pocket expenses regarding such special reports (in which event Manager shall be reimbursed for such costs as an Operating Expense within fifteen (15) days of submission of invoices or receipts). In addition, upon the written request of Owner, Manager shall complete the Manager’s questionnaire substantially in the form attached hereto as Exhibit “B” and incorporated herein, as such form may be reasonably revised by Owner from time to time. It is anticipated that Owner shall require this form once per calendar year; provided that Manager shall provide such form at such other times as reasonably requested by Owner.

3.5        Format.  The format for the statements provided for in Section 3.2 shall be that which are approved by Owner in writing, such approval not to be unreasonably withheld. The operational statements provided for in Section 3.2 shall be prepared by Manager on an accrual basis in accordance with generally accepted accounting principles modified as necessary for fair value reporting as required by Owner, consistently applied and in a form satisfactory to Owner.

3.6        Records.  The Manager shall maintain, at Manager’s principal office at the address set forth in Section 7.1 below, complete and accurate books and journals and orderly files, containing rental records, insurance policies, copies of all leases, contracts and other agreements, correspondence, receipts, bills and vouchers, records of all monies received and disbursed in connection with the management of the Property and all other documents and papers pertaining directly to the Property or its operation. Upon the termination or expiration of this Agreement, Manager shall promptly deliver such records to Owner. Upon reasonable notice and during normal business hours, Owner shall have the right to audit such records and books at Owner’s expense (unless an error caused by the fault of Manager of greater than three percent (3%) is discovered, in which case Manager shall pay the costs of the audit). All necessary adjustments shall be paid within fifteen (15) days after the audit is received by Owner. Manager shall keep Owner notified, by written notice, of any change in the location of all such records.

3.7        Final Accounting.  Upon any termination of this Agreement, each party shall continue to be liable for its respective obligations which have accrued up to and including the termination date and shall promptly pay to the other all amounts due the other party under the terms of this Agreement. Such payment shall be made as soon after the effective date of termination as such amounts are determinable. Upon termination of this Agreement for any reason, Manager shall deliver the following to Owner at Owner’s notice address set forth below:

—	a final accounting, reflecting the balance of income and expenses on the Property as of the date of termination, to be delivered within fifteen (15) days after such termination;

—	all monies of Owner held by Manager and/or in any bank account (including, without limitation, the Operating Account) and any and all monies due Owner which are received by Manager after termination;

—

all keys or access cards, records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property or to this Agreement as Owner may reasonably request, to be delivered immediately. If requested in writing, Manager shall be granted reasonable access to Property records after delivery to Owner and shall be permitted to copy such records at its expense. Manager shall assign all licenses, permits and other agreements, if any, to Owner which Manager has entered into or obtained for the benefit of Owner or the Property; and

—	Manager shall forthwith surrender and deliver to Owner any space in the Property occupied by Manager.

Manager shall furnish all such information and take all such action as Owner shall require in order to effectuate an orderly and systematic termination of Manager’s duties and activities under this Agreement. Manager hereby grants a power of attorney to Owner to endorse any checks received in connection with the Property and hereby assigns to Owner effective upon the date of such termination any and all rights Manager may have in and to the Property records.

4.          Term.  Subject to the termination provisions set forth in Section 5 below, the term of this Agreement shall be for three (3) years following the Effective Date .

5.          Termination.

5.1        General.  Owner shall have the right to terminate this Agreement and the employment of Manager (i) in the event of a Default by Manager under this Agreement, as described below, (ii) upon the lease of all or substantially all of the Property to a master tenant or the sale or other disposition of the Property by Owner, (iii) upon the destruction or condemnation of the Property under circumstances where the Property will not be rebuilt or (iv) if Manager files in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency, or for a reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of Manager’s property, or if Manager makes an assignment for or petitions for or enters into an arrangement for the benefit of creditors, or if a petition in bankruptcy is filed against Manager which is not discharged within thirty (30) days thereafter, or if Manager is dissolved or terminated by merger, consolidation or other use. Manager shall have the right to terminate this Agreement with ninety (90) days prior written notice to Owner.

5.2                        Default by Manager.  A “Default” by Manager shall occur if

(1)       Manager shall default in timely performing or complying with any term of this Agreement to be performed or complied with by Manager and such default shall not be remedied within the following time periods: (i) five (5) days after written notice of such default shall have been given to Manager by Owner, if the cause or basis of such default arises by reason of the failure or refusal of Manager to make a monetary payment as such payment may become due and payable (A) from Manager to Owner under this Agreement, or (B) from Manager to a third party if Owner has supplied Manager with funds necessary to make such payment; or (ii) fifteen (15) days after written notice of such default shall have been given to Manager by Owner, in the case of any default other than a failure or refusal to make a monetary payment; provided, however, if Manager is exercising good faith efforts to remedy such a non-monetary default, the aforesaid fifteen (15) day period may be extended in writing for such additional period as may be deemed reasonable by Owner in Owner’s sole discretion;

(2)       Manager shall assign this Agreement or delegate its duties hereunder without the consent of Owner;

(3)       if any material license or qualification held by Manager and necessary for the performance of its duties or services hereunder shall be terminated or suspended, and such termination or suspension, as the case may be, is not reversed within fifteen (15) days following notice thereof by the applicable licensing authority or Owner;

(4)       if Manager or any of its directors, officers or employees shall misappropriate any funds of Owner or otherwise be guilty of gross negligence, willful misconduct, bad faith fraud, malfeasance in connection with Manager’s duties hereunder;

(5)       if Manager shall fail to follow any lawful direction of Owner with respect to the Property which direction complies with this Agreement and such failure shall continue for three (3) business days after written notice thereof given by Owner to Manager;

(6)       (i) if Manager shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidation, custodian or other similar official of its or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or (ii) if an involuntary case or other proceeding shall be commenced against Manager seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidate, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of ninety (90) days; or (iii) if an order for relief shall be entered against Manager under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect; or

(7)       if there shall be a dissolution or termination of the corporate existence of Manager by merger, consolidation or otherwise.

In the event of the termination of this Agreement by Owner for breach, the right of Owner to bring suit at law or in equity for damages claimed by reason of any breach of this Agreement by Manager shall not be prejudiced.

5.3        Notwithstanding any termination of this Agreement, Manager’s rights to act as broker and receive a commission for the PVH Extension under Section 2.2.3, Section 6.3(3), and the Section 7 provisions applicable thereto, shall continue through calendar year 2015, unless terminated by the mutual agreement of Manager and Owner.

6.	Management Fees.

6.1        Owner shall pay Manager during the term hereof the greater of $4,500 per month or 4.5% of the gross monthly collections generated from the Property. This fee is payable monthly in arrears within ten (10) days after the end of each month.

6.2        Owner shall pay Manager a construction management fee equal to 5% of all construction costs relating to tenant improvements, capital improvements, and casualty repairs. This fee is payable monthly, in arrears (with a 10% retention) within ten (10) days after the end of each month, with the retention due once all applicable building permits are closed out, and all final lien waivers are obtained from contractors. Manager acknowledges that this construction management fee for Suites 200 and 240 is part of the tenant improvement costs referenced in the purchase and sale agreement between Owner and Claremont Venture I, L.P, as amended.

6.3        Owner shall pay Manager leasing commissions as follows:

(1)         for new tenants where a landlord broker is entitled to a commission, 1% of the aggregate base rents including tenant-reimbursed operating expenses for the term;

(2)       3% of the aggregate base rents including tenant-reimbursed operating expenses for the first 5 years, and 1.5% for any lease term periods thereafter for any: (i) new leases for which Owner is not required to pay Owner’s listing broker; and (ii) renewal leases and exercised option extensions.

(3)       4.0% of the aggregate base rents including tenant-reimbursed operating expenses for any extension executed by December 31, 2015 of the existing lease term by Pomona Valley Hospital Medical Center for all or any portion of its premises at the Property (“PVH Extension”).

These fees are payable one-half at lease execution and one-half upon the applicable tenant occupying the leased premises.

6.4        Manager shall be entitled to reimbursement for un-reimbursed, out-of-pocket costs paid by Manager on an arm's-length basis to unrelated parties reasonably incurred pursuant to the terms and conditions of this Agreement. In addition, Owner shall reimburse Manager for reasonable lunch expenses with tenants incurred to maintain a good tenant relationship and not more often than quarterly with any one tenant.

7.	General Provisions

7.1        Notice.  All notices, elections, requests and other communication hereunder shall be in writing and shall be deemed given (a) when personally delivered or delivered by reputable overnight courier service; or (b) three (3) business days after being deposited in the United States mail, postage prepaid; or (c) when sent by facsimile before 5:00 p.m. Pacific time on a business day and otherwise on the next business day (as evidenced by a confirmation slip from sender’s fax machine showing the transmission date and time and recipient’s fax number) ; or (d) by email transmission. Notices shall be addressed as follows (or to such other person or at such other address, of which any party hereto shall have given written notice as provided herein):

Manager:	StoneCreek Company
30212 Tomas, Suite 300
Rancho Santa Margarita CA 92688
Attn: Clayton M. Corwin
	Phone	(949) 709-8080
	Fax	(949) 709-8081
	Email	ccorwin@stonecreekcompany.com

Owner:	c/o CNL Healthcare Properties, Inc.
CNL Center at City Commons
450 South Orange Ave.
Orlando, Florida 32801
Attn.: Holly J. Green, Esq.
Telecopy No.: 407-540-2544
Email:Holly.Greer@cnl.com

7.2        Entire Agreement/Time.  This Agreement shall constitute the entire agreement of the parties. All prior or contemporaneous agreements between the parties, whether written or oral, are merged herein and shall be of no force and effect. Time is of the essence in the performance of the terms and conditions of this Agreement.

7.3        Amendment and Waivers.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

7.4        Governing Law.  This Agreement is executed in and intended to be performed in the State of California, and the laws of that state shall govern its interpretation and effect.

7.5        Severability.  The parties hereto agree that if any paragraph, section, sentence, clause or phrase contained in this Agreement shall become illegal, null or void or against public policy, for any reason, or shall be held by any court of competent jurisdiction to be incapable of being construed or limited in a manner to make it enforceable, or is otherwise held by such court to be illegal, null or void or against public policy, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

7.6        Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither the Manager's rights nor obligations under this Agreement shall be assignable.

7.7        Counterparts.  For the convenience of the parties hereto, this Agreement may be executed in any number of identical original counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute but one and the same agreement. Facsimile or PDF scanned signatures shall be sufficient to bind the parties hereto.

7.8        Attorneys' Fees.  Should any party institute any action, proceeding, suit, arbitration, appeal or other similar proceeding or other non-judicial dispute resolution mechanism ("Action") to enforce or interpret this Agreement or any provision hereof, for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in such Action shall be entitled to receive from the other party(s) all reasonable attorneys' fees, accountants' fees, expert witness fees, and any and all other similar fees, costs and expenses incurred by the prevailing party in connection with the Action and preparations therefor ("Fees"). If any party files for protection under, or voluntarily or involuntarily becomes subject to, any chapter of the United States Bankruptcy Code or similar state insolvency laws, any other party shall be entitled to any and all Fees incurred to protect such party's interest and other rights under this Agreement, whether or not such action results in a discharge.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

MANAGER:
StoneCreek Investment Corporation, a California corporation, dba StoneCreek Company

By:	/s/ Clayton M. Corwin
Clayton M. Corwin
President

OWNER:
CHP CLAREMONT CA OWNER, LLC, a Delaware limited liability company

By:	/s/ Joshua J. Taube

Name:	Joshua J. Taube

Its:	Vice President

EXHIBIT A

REQUIRED INSURANCE COVERAGE

[Intentionally Omitted]

EXHIBIT “B”

OFFICE PROPERTY SERVICES QUESTIONNAIRE

[Intentionally Omitted]